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                                                                 EXHIBIT 99.k(2)

                     FUND ADMINISTRATION SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this ___ day of December, 2003, by and between TORTOISE ENERGY INFRASTRUCTURE CORPORATION, a Maryland corporation (the "Company" or "Fund") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

         WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company, and is authorized to issue shares of common stock;

         WHEREAS, USBFS is, among other things, in the business of providing fund administration services for the benefit of its customers; and

         WHEREAS, the Company desires to retain USBFS to provide fund administration services for the Company.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.       APPOINTMENT OF USBFS AS ADMINISTRATOR

         The Company hereby appoints USBFS as administrator of the Company on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.

2.       SERVICES AND DUTIES OF USBFS

         USBFS shall provide the following fund administration services for the Fund, including but not limited to:

         A.       General Fund Management:

                  (1)      Act as liaison among all Fund service providers.

                  (2)      Supply:

                           a.       Corporate secretarial services.

                           b. Office facilities (which may be in USBFS's or its affiliate's own offices).

                           c. Non-investment-related statistical and research data as needed.

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                  (3)      Coordinate the Company's Board of Directors' (the
                  "Board of Directors" or the "Directors") communications, such as:

                           a.       Establish meeting agendas.

                           b. Prepare reports for the Board of Directors based on financial and administrative data.

                           c.       Evaluate independent auditor.

                           d. Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the "SEC") filings relating thereto.

                           e. Prepare minutes of meetings of the Board of Directors and Fund shareholders.

                           f. Recommend dividend declarations to the Board of Directors, prepare and distribute to appropriate parties notices announcing declaration of dividend distributions to shareholders.

                           g. Provide personnel to serve as officers of the Company if so elected by the Board of Directors, attend Board of Directors meetings and present materials for Directors' review at such meetings.

                  (4)      Audits:

                           a. Prepare appropriate schedules and assist independent auditors.

                           b.       Provide information to the SEC and
                                    facilitate audit process.

                           c.       Provide office facilities.

                  (5)      Assist in overall operations of the Fund.

                  (6) Pay Fund expenses upon written authorization from the Company.

         B.       Compliance:

                  (1)      Regulatory Compliance:

                           a. Monitor compliance with the 1940 Act requirements, including:

                                    (i)      Total return, SEC yield
                                    calculations and leverage limits.

                                    (ii)     Maintenance of books and records
                                    under Rule 31a-3.

                                    (iii)    Code of Ethics requirements for the
                                    disinterested Directors of the Fund.

                           b. Monitor Fund's compliance with the policies and investment limitations of the Company as set forth in its prospectus (the "Prospectus") and statement of additional information (the "SAI") or as amended as notified by the Company.

                           c. Maintain awareness of applicable regulatory and operational service issues and recommend dispositions.

                           d. Draft and disseminate to the New York Stock Exchange quarterly earnings statements, annual written affirmation statements, record

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                                    date notification for annual meeting of fund
                                    shareholders, proxy voting updates and final results and miscellaneous press releases as periodically required with respect to material changes within the Fund.

                  (2)      SEC Registration and Reporting:

                           a.       Assist Fund counsel in updating the
                                    Prospectus and SAI and in preparing proxy statements.

                           b. Prepare and file annual and semiannual reports, Forms N-SAR, N-CSR and N-PX filings.

                           c. Coordinate the printing and mailing of publicly disseminated reports.

                           d.       File fidelity bond under Rule 17g-1.

                           e.       File shareholder reports under Rule 30b2-1.

                           f. Monitor sales of the Fund's shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.

                  (3)      IRS Compliance:

                           a.       Monitor the Company's status as a C
                                    corporation.

                           b. Calculate required distributions (including excise tax distributions, if any).

         C.       Financial Reporting:

                  (1) Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Directors, the SEC, and independent auditors.

                  (2) Supervise the Company's custodian and fund accountants in the maintenance of the Company's general ledger and in the preparation of the Fund's financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Company's shares, and of the declaration and payment of dividends and other distributions to shareholders.

                  (3) Compute the yield, total return and expense ratio of the Fund, and the Fund's portfolio turnover rate.

                  (4) Monitor the expense accruals and notify the Company's management of any proposed adjustments.

                  (5) Prepare monthly financial statements, which include without limitation the following items:

                           a. Schedule of Investments.

                           b. Statement of Assets and Liabilities.

                           c. Statement of Operations.

                           d. Statement of Changes in Net Assets.

                           e. Cash Statement.

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                           f. Schedule of Capital Gains and Losses.

                  (7) Prepare quarterly broker security transaction summaries.

                  (8) Calculate distributable cash flow to be distributed quarterly to shareholders.

                  (9)      Calculate advisory fee.

         D.       Tax Reporting:

                  (1) Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules.

                  (2)      Prepare state income breakdowns where relevant.

                  (3) File Form 1099 Miscellaneous for payments to Directors and other service providers.

                  (4)      Monitor wash sale losses.

                  (5) Calculate eligible dividend income for corporate shareholders.

                  (6)      Calculate return of capital for shareholders.

3.       COMPENSATION

         USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit A hereto (as amended from time to time). The Company shall pay all fees and reimbursable expenses within thirty (30) calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBFS in writing within thirty (30) calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of one and one-half percent (1-1/2%) per month, after the due date.

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4.       INDEMNIFICATION; LIMITATION OF LIABILITY

         A. USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS's control, except a loss arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) which USBFS may sustain or incur or which may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement, (i) in accordance with the foregoing standards, or
                  (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Company, such duly authorized officer to be included in a list of authorized officers furnished to USBFS and as amended from time to time in writing by resolution of the Board of Directors.

                  USBFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

                  In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond USBFS's control. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS. USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBFS's premises and operating capabilities at any time during regular business hours of USBFS, upon reasonable notice to USBFS.

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                  Notwithstanding the above, USBFS reserves the right to
                  reprocess and correct administrative errors at its own expense.

         B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

5.       PROPRIETARY AND CONFIDENTIAL INFORMATION

         USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.

         Further, USBFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, USBFS will not share any nonpublic personal information concerning any of the Company's shareholders to any third party unless specifically directed by the Company or allowed under one of the exceptions noted under the Act.

6.       TERM OF AGREEMENT; AMENDMENT

         This Agreement shall become effective as of the date first written above and will continue in effect for a period of one year. Subsequent to the initial one-year term, this Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties.

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7.       RECORDS

         USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company on and in accordance with its request.

8.       GOVERNING LAW

         This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

9.       DUTIES IN THE EVENT OF TERMINATION

         In the event that, in connection with termination, a successor to any of USBFS's duties or responsibilities hereunder is designated by the Company by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBFS has maintained, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS's personnel in the establishment of books, records, and other data by such successor.

10.      NO AGENCY RELATIONSHIP

         Nothing herein contained shall be deemed to authorize or empower USBFS to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

11.      DATA NECESSARY TO PERFORM SERVICES

         The Company or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If USBFS is also acting in another capacity for the Company, nothing herein shall be deemed to relieve USBFS of any of its obligations in such capacity.

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12.      ASSIGNMENT

         This Agreement may not be assigned by either party without the prior written consent of the other party.

13.      NOTICES

         Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

         Notice to USBFS shall be sent to:

                  U.S. Bancorp Fund Services, LLC
                  615 East Michigan Street
                  Milwaukee, WI  53202

         and notice to the Company shall be sent to:

                  Tortoise Capital Advisors
                  233 West 47th Street
                  Kansas City, MO  64112

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

TORTOISE ENERGY INFRASTRUCTURE                  U.S. BANCORP FUND SERVICES, LLC
CORPORATION

By: _______________________________             By: ____________________________

Title: ____________________________             Title: _________________________

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                                    EXHIBIT A

                    FUND ADMINISTRATION & COMPLIANCE SERVICES
                               ANNUAL FEE SCHEDULE

TORTOISE ENERGY INFRASTRUCTURE CORPORATION
(CLOSED-END FUND)

Annual fee based upon assets per fund*
 7 basis points on the first $300 million
 6 basis points on the next $500 million
 4 basis points on the balance
 Minimum annual fee: $45,000

Extraordinary services - quoted separately

         -    Multiple classes

         -    Legal administration

         -    Master feeder funds

         -    International funds

         -    File transfer (subject to requirements)

         -    Etc.

Plus out-of-pocket expenses, including but not limited to:

 Postage, Stationery
 Programming, Special Reports
 Proxies, Insurance
 EDGAR filing
 Retention of records
 Federal and state regulatory filing fees
 Certain insurance premiums
 Expenses from board of directors meetings
 Auditing and legal expenses
 Blue Sky conversion expenses (if necessary)
 All other out-of-pocket expenses

Fees are billed monthly.

* Subject to CPI increase, Milwaukee MSA.

INTERNATIONAL FUNDS

Annual fee based upon assets per fund*
 9 basis points on the first $200 million
 8 basis points on the next $300 million
 6 basis points on the next $500 million
 4 basis points on the balance
 Minimum annual fee: $50,000 per fund

Extraordinary services - quoted separately

         -    Multiple classes

         -    Legal administration

         -    Master feeder funds

         -    International funds

         -    File transfer (subject to requirements)

         -    Etc.

Plus out-of-pocket expenses, including but not limited to:

 Postage, Stationery
 Programming, Special Reports
 Proxies, Insurance
 EDGAR filing
 Retention of records
 Federal and state regulatory filing fees
 Certain insurance premiums
 Expenses from board of directors meetings
 Auditing and legal expenses
 Blue Sky conversion expenses (if necessary)
 All other out-of-pocket expenses

Fees are billed monthly.

* Subject to CPI increase.

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